Exhibit 99.1

Contact:	Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039	P.O. Box 4740
H. Gene Shiels (713) 439-8822	Houston, Texas 77210-4740
Baker Hughes Announces Organizational Changes
Houston — September 13, 2006. Baker Hughes Incorporated (BHI — NYSE; EBS) announced four changes to its executive leadership team today. All changes are effective immediately.
Frank M. “Mike” Davis has been appointed President of Baker Hughes Russia, Inc. reporting to Rod Clark, President and Chief Operating Officer. In this role Mr. Davis will have responsibilities for all Baker Hughes operations in Russia.
William P. “Wil” Faubel has been appointed Vice President, Enterprise Marketing for Baker Hughes Oilfield Operations reporting to Doug Wall, Vice President and Group President, Baker Hughes Completion and Production, and to David Barr, Vice President and Group President, Baker Hughes Drilling and Evaluation.
Paul S. Butero has been appointed President of Baker Atlas succeeding Mr. Faubel and will report to David Barr.
Gary G. Rich has been appointed President of Hughes Christensen succeeding Mr. Butero and will report to David Barr.
Commenting on the appointments Rod Clark, Baker Hughes President and Chief Operating Officer, said, “The appointment of Mike Davis as President of Baker Hughes Russia, Inc. is a critical step supporting our enterprise strategy to aggressively grow and compete in Russia. Following a brief transition period, all divisional operational units operating in Russia will report directly to Mike and we will operate in Russia on an integrated basis.
“We welcome Wil Faubel to his position as Vice President, Enterprise Marketing. Wil is uniquely qualified for this very important role, having served as President of Centrilift and Baker Atlas after a long career at Hughes Christensen. The enterprise marketing role will enable us to more effectively develop enterprise strategies for key markets around the world, expand our brand, target growth opportunities with specific customers, and integrate our global growth opportunities.
“Paul Butero is a seasoned veteran whose leadership and vision have helped drive results at Hughes Christensen. He is well qualified to lead Baker Atlas as it continues to grow.
Mr. Clark concluded, “Gary Rich has worked for Baker Hughes for 19 years in both INTEQ and Hughes Christensen, serving in a variety of operations, marketing and strategic roles. While at HCC, Gary was an instrumental member of the Diamond Strategy team that laid the framework for our current success in that product line.”
Biographies
Paul S. Butero (49) served as President of Hughes Christensen since February 2005. Mr. Butero joined Baker Hughes in 1981 and has served 25 years in a number of operations roles in the United States and the Eastern Hemisphere before becoming Vice President of Marketing for Hughes Christensen in 2000. He earned his Bachelor of Science degree from the University of Colorado-Boulder.
William P. “Wil” Faubel (51) served as President of Baker Atlas since November 2005. Mr. Faubel joined Baker Hughes as a field engineer for Hughes Tool Company in 1977 and has held a variety of sales and management positions in both domestic and international regions, including President of Centrilift and Vice President of Marketing for Hughes Christensen. He received his Bachelor of Science Degree in Mechanical Engineering from Southern Methodist University.
Gary G. Rich (47) served as Vice President Marketing Drilling and Evaluation for INTEQ since February 2005. Mr. Rich joined INTEQ as a Senior Financial Analyst in 1987 and served in a number of marketing and operations positions including Product Manager, Marketing Director — INTEQ Drilling Systems, INTEQ Region Manager, and Marketing Director for Hughes Christensen. Gary received his Bachelor of Science in Accounting from Brigham Young University and his Master of Science degree in Science and Technology Commercialization from the University of Texas.
Frank M. “Mike” Davis (51) served as Vice President Marketing for Hughes Christensen since February 2005. Mr. Davis joined Hughes Tool Company in 1976 and has held a variety of positions in Baker Hughes including Vice President, New Business Development for Hughes Christensen, Vice President and General Manager — Baker Hughes Mining Tools and Vice President, Human Resources for Baker Process. Mike’s career has included 12 years spent in management positions in the Middle East and Asia Pacific with Hughes Christensen.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward—Looking Statement”). The word “will,” and similar expressions, and the negative thereof, are intended to identify forward—looking statements. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2005 and those set forth from time to time in our filings with the Securities and Exchange Commission. The documents are available through the company’s web site or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward—looking statement.
Baker Hughes is a leading provider of
drilling, formation evaluation, completion and production
products and services to the worldwide oil and gas industry.
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NOT INTENDED FOR BENEFICIAL HOLDERS